SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                            Years Ended December 31,
                                                       1997(4)           1996              1995            1994           1993
--------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA(3)
Revenues                                              $190,229         $154,943         $113,095         $90,435        $76,738
Operating Income                                        23,275           21,377           16,469          13,123         10,295
Net Income                                              12,505           10,616            9,159           7,671          4,992
Basic Earnings per Share(1)                           $   0.62         $   0.53         $   0.49         $  0.41
Pro Forma Basic Earnings per Share(2)                                                                                   $  0.29
Diluted Earnings per Share(1)                         $   0.60         $   0.51         $   0.48         $  0.41
Pro Forma Diluted Earnings per Share(2)                                                                                 $  0.29

BALANCE SHEET DATA(3)
Working Capital                                       $ 28,464         $ 19,650         $ 15,681         $ 7,918        $ 7,028
Total Assets                                           170,274          125,443           86,781          75,465         60,438
Total Debt                                              25,169            5,300            2,664           4,656          6,359


(1) For comparability, the diluted and basic earnings per share reflect the 3 for 2 stock splits effected on October 15, 1997, February 5, 1996, and April 5, 1994.
(2) Adjusted to reflect the above stock splits, and assumes the common stock issued in connection with the Company's initial public offering in April 1993 was outstanding for the entire period.
(3) The above tables have been prepared to give retroactive effect to the mergers with Prognostics on April 1, 1997 and the MBL Group Plc. on July 11, 1997. For discussion of acquisitions, see Footnote 18 to the Consolidated Financial Statements.
(4) Includes charges of $1.3 million, or $.06 per share, in pooling transaction expenses related to the acquisitions of Prognostics and the MBL Group Plc.